Exhibit 10. 1
November 22, 2005
Mr. Mel Craw,
Cantara (Switzerland) SA
Portfolio Manager to Crescent International Ltd.
84 av. Louis-Casal
PO Box 161
CH – 1216 Cointrin / Geneva, Switzerland
Dear Mel:
     We are writing to confirm our agreement in principle reached via e-mail on November 1, 2005. By execution of this letter agreement (this “Agreement”), US Dataworks, Inc. (“UDW”) and Crescent International, Ltd. (“Crescent”) hereby agree, effective as of the date hereof, as follows:
     1. UDW will pay Crescent $10,000 in cash as liquidated damages pursuant to Section 2(b) of that certain Registration Rights Agreement dated June 16, 2005, among UDW and Crescent (the “RRA”). Crescent hereby agrees that notwithstanding the provisions of Section 2(b) of the RRA, UDW’s payment of $10,000 to Crescent will be in full satisfaction of any obligation to pay liquidated damages in connection with UDW’s failure to notify Crescent of the effectiveness of the Registration Statement (as defined in the RRA) pursuant to Section 2(a) thereof.
     2. UDW will sell to Crescent a common stock purchase warrant (“Warrant”) for a consideration of $25,000, to purchase up to 650,000 shares of UDW common stock, par value $0.0001 per share (the “Common Stock”). The Warrant will be identical to the Long Term Warrant issued to Crescent on June 16, 2005 except that the exercise price will be $0.59 per share. UDW agrees to use its commercially reasonable efforts to (i) prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on such form as necessary to register and qualify the shares of Common Stock underlying the Warrant, and (ii) cause such registration statement to become effective in no event later than six (6) months from the date of this Agreement.
     3. To facilitate the implementation of this agreement the above two amounts will be netted and Crescent will wire the net amount of $15,000 ( $25,000 less $10,000) to UDW as per UDW’s wire instructions.

     4. Crescent hereby consents to the transactions between UDW and Peter Simons as provided in UDW’s Current Report on Form 8-K filed with the Commission on October 17, 2005 (the “Simons Transaction”), and waives any and all rights it may have pursuant to that certain Securities Purchase Agreement dated June 16, 2005 among UDW and Crescent (the “Securities Purchase Agreement”) related to the Simons Transaction.
     5. This Agreement shall be governed by Section 5.9 of the Securities Purchase Agreement.
     6. This Agreement and the Transaction Documents (as defined in the Securities Purchase Agreement) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior understanding, agreement or representation by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.
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     If the foregoing is acceptable to you, please so indicate by signing and returning a copy of this Agreement to the undersigned.

Very truly yours, US DATAWORKS, INC.
By:	/s/ John S. Reiland
John S. Reiland
Chief Financial Officer

Agreed and accepted as of effective date set forth above.

CRESCENT INTERNATIONAL, LTD.

By:	/s/ Mel Craw
Name:	Mel Craw
Title:	Authorised Signatory

By:	/s/ Maxi Brezzi
Name:	Maxi Brezzi
Title:	Authorised Signatory